                                                              EXHIBIT 12(a)

                BANKERS TRUST CORPORATION AND SUBSIDIARIES
      COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                           (dollars in millions)
[CAPTION]

                                                                  Nine Months
                                                                        Ended
                                   Year Ended December 31,       September 30,
                            1994     1995     1996    1997   1998        1999
Earnings:
 1. Income (loss) before
     income taxes         $  987   $  469   $1,131  $1,239 $  (77)  $(1,503)
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 10)        3,911    5,138    5,483   5,959   6,954     3,003
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates        45       28       30   (117)      15        69
 4. Earnings including
     interest on deposits  4,853    5,579    6,584   7,315   6,862     1,431
 5. Less: Interest on
           deposits          965    1,360    1,355   2,076   2,195     1,133
 6. Earnings excluding
     interest on deposits $3,888   $4,219   $5,229  $5,239  $4,667      $298

Fixed Charges:
 7. Interest Expense      $3,880   $5,105   $5,451  $5,926  $6,919    $2,971
 8. Estimated interest
     component of net
     rental expense           31       33       32      33      35        32
 9. Amortization of debt
     issuance expense          -        -        -       -       -         -
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest  3,911    5,138    5,483   5,959   6,954     3,003
11. Add: Capitalized
          interest             -        -        -       -       -         -
12. Total fixed charges    3,911    5,138    5,483   5,959   6,954     3,003
13. Less: Interest on
           deposits
           (Line 5)          965    1,360    1,355   2,076   2,195     1,133
14. Fixed charges excluding
     interest on deposits $2,946   $3,778   $4,128  $3,883  $4,759    $1,870

Consolidated Ratios of Earnings
 to Fixed Charges:
  Including interest on
   deposits
   (Line 4/Line 12)         1.24     1.09     1.20    1.23     .99       N/A

  Excluding interest on
   deposits
   (Line 6/Line 14)         1.32     1.12     1.27    1.35     .98       N/A

For the nine months ended September 30, 1999 and for the year ended December 31, 1998, earnings, as defined, did not cover fixed charges, including and excluding interest on deposits by $1,572 million and $92 million, respectively, as a result of a net loss recorded during the period.
N/A - Not Applicable.
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